UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2006

BANCSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	333-74997	59-3535315

(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1185 Immokalee Road, Naples, Florida		34110

(address of principal executive offices)		(Zip Code)

Registrant’s telephone number: (239) 254-2100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01.	Entry into a Material Definitive Agreement.
Item 8.01.	Other Events
Item 9.01.	Financial Statements and Exhibits
Signature
Index to Exhibits
Press Release
Talking Points
Transaction Summary

Item 1.01.  Entry into a Material Definitive Agreement.

On March 7, 2006, Bancshares of Florida, Inc. (“Bancshares”), Bancshares’ wholly-owned subsidiary, Bank of Florida, and Bristol Bank (“Bristol”), entered into an Agreement and Plan of Merger (“Agreement”) pursuant to which, among other things, Bristol will be merged with and into Bank of Florida. Under the terms of the Agreement, Bristol’s shareholders will receive $20.9 million, of which 70% will be paid in Bancshares common stock and 30% in cash. This equates to approximately 2.07 times Bristol’s book value as of September 30, 2005 and is expected to be accretive to Bancshares’ earnings and book value for 2006. The merger is subject to customary closing conditions, including approval from the shareholders of Bristol and banking regulators. The transaction is expected to close early in the third quarter.  Bristol’s shareholders will not recognize any gain or loss as to the shares exchanged, however, shareholders who receive cash will experience a taxable event.

Item 8.01. Other Events.

On March 7, 2006 Bancshares issued a press release (the “Press Release”) announcing that Bancshares, Bank of Florida and Bristol had entered into the Agreement, as described in Item 1.01. Pursuant to General Instruction F to the Securities and Exchange Commission’s Form 8-K, a copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Bancshares and Bristol have each distributed to their directors and executive officers a Summary of the Transaction and a list of Talking Points for their use in discussing the transaction with shareholders and employees. Pursuant to General Instruction F to the Securities and Exchange Commission’s Form 8-K, a copy of the Summary of the Transaction is attached hereto as Exhibit 99.2 and a copy of the Talking Points is attached as Exhibit 99.3. Both are incorporated into this Item 8.01 by reference.

Item 9.01.Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release issued on March 7, 2006.
99.2	Talking Points.
99.3	Transaction Summary.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancshares of Florida, Inc.
(Registrant)
Date: March 7, 2006

	By:	/s/ Tracy L. Keegan

Tracy L. Keegan
Executive Vice President and
Chief Financial Officer